SUB-ITEM 77E

             INVESCO VAN KAMPEN ADVANTAGE MUNICIPAL INCOME TRUST II

                               LEGAL PROCEEDINGS

SETTLED REGULATORY ENFORCEMENT ACTIONS AND INVESTIGATIONS RELATED TO MARKET
TIMING

     On October 8, 2004, Invesco Advisers, Inc. (Invesco), successor by merger to Invesco Aim Advisors, Inc. and INVESCO Funds Group, Inc. (IFG), both former investment advisers, along with Invesco Aim Distributors, n/k/a Invesco Distributors, Inc. (Invesco Distributors) reached final settlements with certain regulators, including the Securities and Exchange Commission (SEC), the New York Attorney General and the Colorado Attorney General, to resolve civil enforcement actions and/or investigations related to market timing and related activity in the AIM Funds (n/k/a the Invesco Funds), including those formerly advised by IFG. As part of the settlements, a $325 million fair fund ($110 million of which is civil penalties) was created to compensate shareholders harmed by market timing and related activity in funds formerly advised by IFG. Additionally, Invesco and Invesco Distributors created a $50 million fair fund ($30 million of which is civil penalties) to compensate shareholders harmed by market timing and related activity in funds advised by Invesco, which was done pursuant to the terms of the settlement. The methodology of the fair funds distributions was determined by Invesco's independent distribution consultant (IDC Plan), in consultation with Invesco and the independent trustees of the Invesco Funds, and approved by the SEC on May 23, 2008.

     The IDC Plan provides for distribution to all eligible investors for the periods spanning January 1, 2000 through July 31, 2003 (for the IFG Fair Fund) and January 1, 2001 through September 30, 2003 (for the AIM Fair Fund), their proportionate share of the applicable Fair Fund to compensate such investors for injury they may have suffered as a result of market timing in the affected funds. The IDC Plan includes a provision for any residual amounts in the Fair Funds to be distributed in the future to the affected funds. Further details regarding the IDC Plan and distributions thereunder are available on Invesco's Web site, available at http://www.invesco.com/us.

     On August 30, 2005, the West Virginia Office of the State Auditor - Securities Commission (WVASC) issued a Summary Order to Cease and Desist and Notice of Right to Hearing to Invesco and Invesco Distributors (collectively, Invesco) (Order No. 05-1318). The WVASC made findings of fact that Invesco allegedly entered into certain arrangements permitting market timing of the Invesco Funds and failed to disclose these arrangements in the prospectuses for such Funds, and conclusions of law to the effect that Invesco violated the West Virginia securities laws. The WVASC ordered Invesco to cease any further violations and sought to impose monetary sanctions, including restitution to affected investors, disgorgement of fees, reimbursement of investigatory, administrative and legal costs and an "administrative assessment" to be determined by the Commissioner. Invesco is not aware of any further efforts by WVASC to pursue the prosecution of this matter. Invesco settled all other regulatory investigations related to market timing, resulting in: 1) affected shareholders receiving restitution; 2) Invesco paying disgorgement and civil penalties; and 3) Invesco taking remedial actions to prevent market timing. Accordingly, Invesco considers this matter resolved.


OTHER  ACTIONS  INVOLVING INVESCO VAN KAMPEN ADVANTAGE MUNICIPAL INCOME TRUST II

CLIFFORD T. ROTZ, JR., DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN ADVANTAGE MUNICIPAL INCOME TRUST II, ROBERT FAST, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN MUNICIPAL OPPORTUNITY TRUST, GENE TURBAN, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN MUNICIPAL TRUST, LEON MCDERMOTT, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN HIGH INCOME TRUST II AND MARILYN MORRISON, HARRY SULESKI AND JOHN JOHNSON, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN SENIOR INCOME TRUST, PLAINTIFF, V. VAN KAMPEN ASSET MANAGEMENT, EDWARD C. WOOD, III, STUART N. SCHULDT, JOHN L. SULLIVAN, STEFANI V. CHANG YU, KEVIN KLINGERT,

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                                                                    SUB-ITEM 77E

JERRY W. MILLER, RONALD E. ROBISON, AMY R. DOBERMAN, DENNIS SHEA, THOMAS BYRON, ROBERT J. STRYKER, ROBERT W. WIMMEL, WILLIAM BLACK, MARK PARIS, WAYNE D. GODLIN, CHRISTINA JAMIESON, ANDREW FINDLING, DENNIS M. SCANEY, GERALD FOGARTY, JEFFREY SCOTT, PHILIP YARROW, STEVEN K. KREIDER, HOWARD TIFFEN AND MORGAN STANLEY, DEFENDANTS, AND INVESCO VAN KAMPEN ADVTANTAGE MUNICIPAL INCOME TRUST II, INVESCO VAN KAMPEN MUNICIPAL OPPORTUNITY TRUST, INVESCO VAN KAMPEN MUNICIPAL TRUST, INVESCO VAN KAMPEN HIGH INCOME TRUST II AND INVESCO VAN KAMPEN SENIOR INCOME TRUST, NOMINAL DEFENDANTS. On January 17, 2011, a Consolidated Amended Shareholder Derivative Complaint was filed in the Supreme Court of New York, New York County, on behalf of Invesco Van Kampen High Income Trust II, Invesco Van Kampen Advantage Municipal Income Trust II, Invesco Van Kampen Municipal Opportunity Trust, Invesco Van Kampen Municipal Trust and Invesco Van Kampen Senior Income Trust (the Trusts) against Van Kampen Asset Management, Morgan Stanley and certain current and former executive officers of the Trusts (collectively, the Defendants) alleging that they breached their fiduciary duties to common shareholders by causing the Trusts to redeem Auction Rate Preferred Securities (ARPS) at their liquidation value. Specifically, the shareholders claim that the Board and officers had no obligation to provide liquidity to the ARPS shareholders, the redemptions were improperly motivated to benefit the prior adviser by preserving business relationships with the ARPS holders, i.e., institutional investors, and the market value and fair value of the ARPS were less than par at the time they were redeemed. The Complaint alleges that the redemption of the ARPS occurred at the expense of the Trusts and their common shareholders. This Complaint amends and consolidates two separate complaints that were filed by Clifford T. Rotz, Jr., Robert Fast and Gene Turban on July 22, 2010, and by Harry Suleski, Leon McDermott, Marilyn Morrison and John Johnson on August 3, 2010. Each of the Trusts initially received a demand letter from the plaintiffs on April 8, 2010. Plaintiffs seek judgment that: 1) orders Defendants to refrain from redeeming any ARPS at their liquidation value using Trust assets; 2) awards monetary damages against all Defendants, individually, jointly or severally, in favor of the Trusts, for all losses and damages allegedly suffered as a result of the redemptions of ARPS at their liquidation value; 3) grants appropriate equitable relief to remedy the Defendants' breaches of fiduciary duties; and 4) awards to Plaintiffs the costs and disbursements of the action. The Board formed a Special Litigation Committee
(SLC) to investigate these claims and make a recommendation to the Board regarding whether maintenance of these claims is in the best interests of the Trusts. Expert reports on behalf of Plaintiffs and Defendants were generated and presented to the SLC for review. After reviewing the findings of the SLC's evaluation of the claims, the Board announced on July 12, 2011, that it had adopted the SLC's recommendation to seek dismissal of the complaint. The parties agreed to a third amendment to the Stipulation and Proposed Order for Stay of Litigation, which rescheduled the date the stay was to be lifted to September 20, 2011. On Sept. 2, 2011, the Plaintiffs determined to proceed with litigation after reviewing the SLC report. The status hearing has been rescheduled for October 3, 2011.

At the present time, management of Invesco and the Invesco Funds are unable to estimate the impact, if any, that the outcome of the matters described herein may have on Invesco, Invesco Distributors or the Invesco Funds.

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